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

                       Consent of Independent Auditors




The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-3 of Airgas, Inc. of our report dated May 13, 1998, relating to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and all related schedules, which report is included in the March 31, 1998, Annual Report on Form 10-K of Airgas, Inc.

We also continue to consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Airgas, Inc.
(No. 333-8113) and incorporated by reference in this Registration Statement.


                                                  KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
August 19, 1998

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